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News Release
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                               AT&T, CWA and IBEW
                       reach early, pre-emptive agreement

FOR RELEASE SATURDAY, APRIL 13, 2002

WASHINGTON -- AT&T, the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW) announced today they have reached tentative agreement on a new 18-month contract.

The contract includes: a 6 percent wage increase over 18 months; an 8 percent pension increase; 5.5 percent interest payments on cash balance retirement accounts; and company contributions to new Retiree Health Care Accounts that will offset premiums retirees would otherwise have to make during the length of the contract. Union members will also receive a special one-time cash bonus of $250 after the agreement is ratified.

The company and the union also agreed to establish a new Constructive Relationship Council to address issues of employment security.

All parties said they believed a short-term contract was in the best interests of employees in view of the uncertain economy and current conditions in the telecommunications industry.

When ratified, the agreement will cover some 27,000 members of the CWA and about 900 members of the IBEW. Ratification will occur over the next several weeks, however the agreement will go into effect on May 12 following expiration of the union's current contracts. AT&T, the CWA and the IBEW will issue full details of the agreement when it is submitted to union membership for ratification.

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